EXHIBIT 99.1

Certification of Chief Executive Officer Pursuant to Section 111(b)(4) of the Emergency Economic Stabilization Act of 2008, as amended, and 31 C.F.R. Section 30.15.

I, Mitchell Feiger, Chief Executive Officer of MB Financial, Inc. (“MBFI”), certify, based on my knowledge, that:

(i)
The compensation committee of MBFI has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period, senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to MBFI;

(ii)
The compensation committee of MBFI has identified and limited during any part of the most recently completed fiscal year that was a TARP period any features of  the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of MBFI, and has identified any features of  the employee compensation plans that pose risks to MBFI and  has limited those features to ensure that MBFI is not unnecessarily exposed to risks;

(iii)
The compensation committee has reviewed, at least every six months during any part of the most recently completed fiscal year that was a TARP  period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of MBFI to enhance the compensation of an employee, and has limited any such features;

(iv)	The compensation committee of MBFI will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)	The compensation committee of MBFI will provide a narrative description of how it limited during any part of the most recently completed fiscal year that was a TARP period the features in
(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of MBFI;
(B)	Employee compensation plans that unnecessarily expose MBFI to risks; and
(C)	Employee compensation plans that could encourage the manipulation of reported earnings of MBFI to enhance the compensation of an employee;

(vi)
MBFI has required that bonus payments to SEOs or any of the next twenty  most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)
MBFI has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(viii)
MBFI has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period,

(ix)
MBFI and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during any part of the most recently completed fiscal year that was a TARP period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)
MBFI will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;

(xi)
MBFI will disclose the amount, nature, and justification for the offering, during any part of the most recently completed fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii)
MBFI will disclose whether MBFI, the board of directors of MBFI, or the compensation committee of MBFI has engaged during any part of the most recently completed fiscal year that was a TARP  period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)
MBFI has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP  period;

(xiv)	MBFI has substantially complied with all other requirements related to employee compensation that are provided in the agreement between MBFI and Treasury, including any amendments;

(xv)
MBFI will submit to Treasury within 90 days following the end of the most recently completed fiscal year, a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi)	I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 U.S.C. 1001.)

Date: February 8, 2011

/s/ Mitchell Feiger
Mitchell Feiger
President and Chief Executive Officer
MB Financial, Inc.